UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2017

KEANE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37988	38-4016639
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

2121 Sage Road, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)
(713) 960-0381
Registrant’s telephone number, including area code

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 22, 2017, Keane Group, Inc. (the “Company”) entered into an Amended and Restated Asset-Based Revolving Credit Agreement (the “Amended and Restated ABL Agreement”), by and among the Company, as parent guarantor, Keane Group Holdings, LLC, as the lead borrower, certain other subsidiaries of the Company as additional borrowers and guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent, to the original Asset-Based Revolving Credit Agreement, dated as of February 17, 2017. The following is a summary of the material changes to the Amended and Restated ABL Agreement. It does not include all of the provisions of the Amended and Restated ABL Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated ABL Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Commitments. The Amended and Restated ABL Agreement increases the commitments to make revolving credit loans from $150.0 million to $300.0 million, subject to a borrowing base (as described below). In addition, subject to approval by the applicable lenders and other customary conditions, the Amended and Restated ABL Agreement allows for an increase in commitments of up to $150.0 million, an increase from $75.0 million in the original agreement.

Maturity. The Amended and Restated ABL Agreement extends the maturity date from February 17, 2022 to December 22, 2022.

Interest. The Amended and Restated ABL Agreement reduces the interest rate to a rate per annum equal to, at Keane Group Holdings, LLC’s option, (a) the base rate, plus an applicable margin equal to (x) if the average excess availability is less than 33%, 1.00%, (y) if the average excess availability is greater than or equal to 33% but less than 66%, 0.75% or (z) if the average excess availability is greater than or equal to 66%, 0.50%, or (b) the adjusted LIBOR rate for such interest period, plus an applicable margin equal to (x) if the average excess availability is less than 33%, 2.00%, (y) if the average excess availability is greater than or equal to 33% but less than 66%, 1.75% or (z) if the average excess availability is greater than or equal to 66%, 1.50%. On or after June 22, 2018, at any time when Consolidated EBITDA (as defined in the Amended and Restated ABL Agreement) as of the then most recently ended four fiscal quarters for which financial statements are required to be delivered is greater than or equal to $250.0 million, the applicable margin will be reduced by 0.25%; provided that if Consolidated EBITDA is less than $250.0 million as of a later four consecutive fiscal quarters, the applicable margin will revert to the levels set forth above.

Borrowing Base. The amount of loans and letters of credit available under the Amended and Restated ABL Agreement is limited to, at any time of calculation, an amount equal to (a) 85% multiplied by the amount of eligible billed accounts; plus (b) 80% multiplied by the amount of eligible unbilled accounts; provided, that the amount attributable to clause (b) may not exceed 20% of the borrowing base (after giving effect to any reserve, this limitation and the limitation set forth in the proviso in clause (c)); plus (c) the lesser of (i) 70% of the cost and (ii) 85% of the appraised value of eligible inventory and eligible frac iron; provided, that the amount attributable to clause (c) may not exceed 15% of the borrowing base (after giving effect to any reserve, this limitation and the limitation set forth in the proviso in clause (b)); minus (d) the then applicable amount of all reserves.

Financial Covenants. The Amended and Restated ABL Agreement requires that, under certain circumstances, the consolidated fixed charge coverage ratio not be lower than 1.0:1.0 as of the last day of the most recently completed four consecutive fiscal quarters for which financial statements were required to have been delivered, including if excess availability (or liquidity if no loan or letter of credit, other than any letter of credit that has been cash collateralized, is outstanding) is less than the greater of (i) 10% of the loan cap and (ii) $20.0 million at any time.

Restricted Payments. The Amended and Restated ABL Agreement provides additional capacity to make cash dividends and other restricted payments in an aggregate amount not exceeding $25.0 million in any four consecutive fiscal quarter period, and to the extent Consolidated EBITDA in any four consecutive fiscal quarter period equals or exceeds $350..0 million, such amount is increased to $50.0 million for so long as Consolidated EBITDA continues to equal or exceed such threshold.

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.

The information set forth under Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1
Amended and Restated Asset-Based Revolving Credit Agreement, dated December 22, 2017, by and among Keane Group Holdings, LLC, as the Lead Borrower, Keane Frac LP and KS Drilling, LLC, as borrowers, the guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as administrative and collateral agent.

99.1	Press Release dated December 28, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEANE GROUP, INC.

Date: December 28, 2017	By:	/s/ Kevin M. McDonald
	Name:	Kevin M. McDonald
	Title:	Executive Vice President, General Counsel
and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1
Amended and Restated Asset-Based Revolving Credit Agreement, dated December 22, 2017, by and among Keane Group Holdings, LLC, as the Lead Borrower, Keane Frac LP and KS Drilling, LLC, as borrowers, the guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as administrative and collateral agent.

99.1	Press Release dated December 28, 2017.